UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 7, 2015

WEINGARTEN REALTY INVESTORS
(Exact name of Registrant as specified in its Charter)

Texas	1-9876	74-1464203
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

2600 Citadel Plaza Drive, Suite 125, Houston, Texas 77008
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (713) 866-6000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

Weingarten Realty Investors, a Texas real estate investment trust (the "Company"), will redeem on May 8, 2015 (the "Redemption Date"), all of the remaining outstanding depositary shares, each representing 1/100 of a shares of its 6.50% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.03 per share (the "Series F Preferred Shares"), at a redemption price per depositary share of $25.00, plus accumulated and unpaid distributions up to, but excluding the Redemption Date, in an amount equal to $0.2392 per depositary share, for a total payment of $25.2392 per depositary share. The total redemption price of approximately $151.4 million will be funded through existing resources and may include any or a combination of cash on hand and borrowings under the Company's revolving credit facilities. Following the redemption, none of the Series F Preferred Shares will remain outstanding.

This redemption is made at the option of the Company. The written notice of the terms of the redemption was distributed by the depositary for the Series F Preferred Shares on April 8, 2015. This Current Report on Form 8-K does not constitute a notice of redemption of the Series F Preferred Shares or the depositary shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2015

WEINGARTEN REALTY INVESTORS

By:	/s/ Joe D. Shafer
Joe D. Shafer
Senior Vice President/ Chief Accounting Officer

INDEX TO EXHIBITS

99.1    Press Release dated April 7, 2015.